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                                                                 EXHIBIT (d)(1)



                         MANUFACTURERS INVESTMENT TRUST

                              AMENDED AND RESTATED

                               ADVISORY AGREEMENT

     Advisory Agreement dated January 1, 1996, as amended and restated ___________, between Manufacturers Investment Trust (formerly, NASL Series Trust), a Massachusetts business trust (the "Fund" or the "Trust") and Manufacturers Securities Services, LLC (the successor to NASL Financial Services, Inc.), a Delaware limited liability company ("MSS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   APPOINTMENT OF ADVISER

The Trust hereby appoints MSS, subject to the supervision of the Trustees of the Trust and the terms of this Agreement, as the investment adviser for each of the portfolios of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Trust from time to time (the "Portfolios"). The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and the Adviser.

2.   DUTIES OF THE ADVISER

a. Subject to the general supervision of the Trustees of the Trust and the terms of this Agreement, the Adviser will at its own expense, except as noted below, select and contract with investment subadvisers ("Subadvisers") to manage the investments and determine the composition of the assets of the Portfolios; provided, that any contract with a Subadviser (the "Subadvisory Agreement") shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended ("Investment Company Act"), except for such exemptions therefrom as may be granted to the Trust or the Adviser. Subject always to the direction and control of the Trustees of the Trust, the Adviser will monitor compliance of each Subadviser with the investment objectives and related investment policies, as set forth in the Trust's registration statement with the Securities and Exchange Commission, of any Portfolio or Portfolios under the management of such Subadviser, and review and report to the Trustees of the Trust on the performance of such Subadviser.

     With respect to any one or more of the Lifestyle Trusts named in Appendix A, the Adviser may elect to manage the investments and determine the composition of the assets of a Lifestyle Trust, subject to the approval of the Trustees of the Trust.

b.   The Adviser will furnish to the Trust the following:


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     i.   OFFICE AND OTHER FACILITIES. - The Adviser shall furnish to the Trust office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

     ii. TRUSTEES AND OFFICERS. - The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed ) as Trustees or President, Treasurer or Secretary of the Trust, without remuneration from or other cost to the Trust.

     iii. OTHER PERSONNEL. The Adviser shall furnish to the Trust, at the Trust's expense, any other personnel necessary for the operations of the Trust. The Adviser shall not, however, furnish to the Trust personnel for the performance of functions (a) related to and to be performed under the Trust contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services and (b) related to the investment subadvisory services to be provided by any Subadviser pursuant to a Subadvisory Agreement.

     iv.  FINANCIAL, ACCOUNTING, AND ADMINISTRATIVE SERVICES. The Adviser shall:

               (1) maintain the existence and records of the Trust; maintain the registrations and qualifications of Trust shares under federal law; prepare all notices and proxy solicitation materials furnished to shareholders of the Trust (including holders of variable contracts funded by Trust shares), and

               (2) perform all administrative, compliance, financial, accounting, bookkeeping and recordkeeping functions of the Trust, including, without limitation, the preparation of all tax returns, all annual, semiannual and periodic reports to shareholders of the Trust and the preparation of all regulatory reports, except for any such functions that may be performed by a third party pursuant to a custodian, transfer agency or service agreement executed by the Trust.

          The Trust shall reimburse the Adviser for its expenses associated with all such services described in (1) and (2) above, including the compensation and related personnel expenses and expenses of office space, office equipment, utilities and miscellaneous office expenses, except any such expenses directly attributable to officers or employees of the Adviser who are serving as President, Treasurer or Secretary of the Trust. The Adviser shall determine the expenses to be reimbursed by the Trust pursuant to expense allocation procedures established by the Adviser in accordance with generally accepted accounting principles.

          v. LIAISONS WITH AGENTS. The Adviser, at its own expense, shall maintain liaisons with the various agents and other persons employed by the Trust (including the Trust's transfer agent, custodian, independent accountants and legal counsel) and assist in the coordination of their activities on behalf of the Trust. Fees and expenses of such agents and other persons will be paid by the Trust.

          vi. REPORTS TO TRUST. The Adviser shall furnish to, or place at the disposal of, the Trust such information, reports, valuations, analyses and opinions as the Trust may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Trust,


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          provided that the expenses associated with any such materials furnished by the Adviser at the request of the Trust shall be borne by the Trust.

c. In addition to negotiating and contracting with Subadvisers as set forth in section (2) (a) of this Agreement and providing facilities, personnel and services as set forth in section (2)(b), the Adviser will pay:

     i. the cost of any advertising or sales literature relating solely to the Trust;

     ii. the cost of printing and mailing prospectuses to persons other than current holders of Trust shares or holders of variable contracts funded by Trust shares; and

     iii. the compensation of all officers and Trustees of the Trust who are also directors, officers or employees of the Adviser or its affiliates.

d. i. For purposes of section 2 (d) , the following definitions shall apply:

(A) "EXPENSES" means all the expenses of a Portfolio excluding: (i) taxes, (ii) portfolio brokerage commissions, (iii) interest, (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business, and (v) any advisory fees.

(B) "EXPENSE LIMIT" means the percent, specified in Appendix B to this Agreement, of a portfolio's average daily net assets on an annualized basis.

     ii. The Adviser agrees to reduce its advisory fee for a Portfolio of the Trust in an amount equal to the amount by which the Expenses of such Portfolio exceed the Expense Limit set forth in Appendix B and, if necessary, to remit to that Portfolio an amount necessary to ensure that such expenses do not exceed that Expense Limit. The expense limit contained in this paragraph 2(d) shall continue in effect until terminated by the Adviser upon notice to the Trust. Any termination of the expense limit shall be effective only as to expenses accruing after the date of such termination.

3.   EXPENSES ASSUMED BY THE TRUST

The Trust will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Subadviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Trust shall pay or arrange for the payment of the following:

a. EDGARIZATION, PRINTING AND MAILING. Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to shareholders of the Trust (including holders of variable contracts funded by Trust shares), regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to shareholders of the Trust (including holders of variable contracts funded by Trust shares) or regulatory authorities and (iii) all tax returns;


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b.   COMPENSATION OF OFFICERS AND TRUSTEES. Compensation of the officers and
     Trustees of the Trust (other than persons serving as President, Treasurer, Secretary or Trustee of the Trust who are also directors, officers or employees of the Adviser or its affiliates);

c. REGISTRATION AND FILING FEES. Registration, filing and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Trust under the Investment Company Act and the registration of the Trust's shares under the Securities Act of 1933, as amended;

d. CUSTODIAL SERVICES. The charges and expenses of the custodian appointed by the Trust for custodial services;

e. ACCOUNTING FEES. the charges and expenses of the independent accountants retained by the Trust;

f. TRANSFER, BOOKKEEPING AND DIVIDEND DISBURSING AGENTS. The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Trust;

g. COMMISSIONS. Broker's commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

h. TAXES. Taxes and corporate fees payable by the Trust to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

i. STOCK CERTIFICATES. The cost of stock certificates, if any, representing shares of the Trust;

j. LEGAL SERVICES. Legal services and expenses in connection with the affairs of the Trust, including registering and qualifying its shares with regulatory authorities;

k.   MEMBERSHIP DUES. Association membership dues;

1. INSURANCE PREMIUMS. Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

m. SHAREHOLDER AND TRUSTEE MEETINGS. Expenses of shareholders and Trustee meetings;

n. PRICING. Pricing of the Trust Portfolios and shares, including the cost of any equipment or services used for obtaining price quotations and valuing Trust portfolio investments;

o.   INTEREST. interest on borrowings;

p. COMMUNICATION EQUIPMENT. All charges for equipment or services used for communication between the Adviser or the Trust and the custodian, transfer agent or any other agent selected by the Trust; and

q. NONRECURRING AND EXTRAORDINARY EXPENSE. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust is, or is threatened


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     to be made, a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.

4.   COMPENSATION OF ADVISER

     Subject to the provisions of section 2(d) of this Agreement, the Trust will pay the Adviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

5.   NON-EXCLUSIVITY

The services of the Adviser to the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

6.   SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

7.   CONFLICTS OF INTEREST

It is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Articles of Incorporation of the Adviser, respectively, or by specific provision of applicable law.

8.   REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.   DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of: (i) its execution and
(ii) the date of the meeting of the shareholders of the Trust, at which meeting this Agreement is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolios. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least


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annually either by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company
Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the Portfolios of the Trust.

     If the shareholders of a series of shares of any Portfolio fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of such Portfolio during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Portfolio or the amount it would have received under the Agreement in respect of such Portfolio, whichever is less.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of the series of shares of such Portfolio, on sixty days' written notice to the Adviser, or by the Adviser on sixty days' written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event if its assignment (as defined in the Investment Company Act).

10.  PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

a. the Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of any Portfolio changes.

11. AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each of the Portfolios


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affected by the amendment and by the vote of a majority of the Trustees of the
Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series of shares of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of
(a) any other Portfolio affected by the amendment or (b) all the Portfolios of the Trust.

12.  ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

13.  HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.  NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

15.  SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.  GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.


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17.  LIMITATION OF LIABILITY

The Declaration of Trust establishing the Trust, dated September 29, 1988, a copy of which, together with all amendments thereto (the "Declaration") , is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "Manufacturers Investment Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                    MANUFACTURERS INVESTMENT TRUST


                                    By: _________________________________
                                        John D. DesPrez III, President



                                    MANUFACTURERS SECURITIES SERVICES, LLC


                                    By: The Manufacturers Insurance Company of
                                        North America, its managing member


                                    By: __________________________________
                                        Theodore F. Kilkuskie, President


                                    By: __________________________________
                                        James D. Gallagher, Vice President,
                                        Secretary and General Counsel


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                                   APPENDIX A

1.   Global Equity Trust: .90% of the current net assets of the Portfolio.

2.   Blue Chip Growth Trust: .875% of the current net assets of the Portfolio.

3. Mid Cap Blend Trust: .85% of the current net assets of the Portfolio. (formerly, the Equity Trust)

4.   Equity-Income Trust: .875% of the current net assets of the Portfolio.

5.   Growth and Income Trust: .75% of the current net assets of the Portfolio.

6.   Strategic Bond Trust: .775% of the current net assets of the Portfolio.

7. Global Bond Trust: .80% of the current net assets of the Portfolio. (formerly, the Global Government Bond Trust)

8. Investment Quality Bond Trust: .65% of the current net assets of the Portfolio.

9. U.S. Government Securities Trust: .65% of the current net assets of the Portfolio.

10.  Money Market Trust: .50% of the current net assets of the Portfolio.

11. Large Cap Growth Trust: .875% of the current net assets of the Portfolio. (formerly, the Aggressive Asset Allocation Trust)

12. Income & Value Trust: .80% of the net assets of the Portfolio. (formerly, the Moderate Asset Allocation Trust)

13. Diversified Bond Trust: .75% of the net assets of the Portfolio. (formerly, the Conservative Asset Allocation Trust)

14. Overseas: .95% of the net assets of the Portfolio. (formerly, the International Growth and Income Trust)

15. Mid Cap Growth Trust: .95% of the net assets of the Portfolio. (formerly, the Small/Mid Cap Trust)

16.  International Small Cap Trust: 1.10% of the net assets of the Portfolio.

17.  Growth Trust: .85% of the net assets of the Portfolio.

18.  Value Trust: .80% of the current net assets of the Portfolio.

19.  High Yield Trust: .775% of the current net assets of the Portfolio.


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20.  International Stock Trust: 1.05% of the current net assets of the
     Portfolio.

21. Science & Technology Trust: 1.10% of the current net assets of the Portfolio.

22.  Balanced Trust: .80% of the current net assets of the Portfolio.

23. Emerging Small Company Trust: 1.05% of the current net assets of the Portfolio.

24. Aggressive Growth Trust: 1.00% of the current net assets of the Portfolio. (formerly, the Pilgrim Baxter Growth Trust)

25. Pacific Rim Emerging Markets Trust: .85% of the current net assets of the Portfolio.

26. Real Estate Securities Trust: .70% of the current net assets of the Portfolio.

27.  Equity Index Trust: .25% of the current net assets of the Portfolio.

28.  Quantitative Equity Trust: .70% of the current net assets of the Portfolio.

29. Lifestyle Conservative 280 Trust: 0% of the current net assets of the Portfolio.

30. Lifestyle Moderate 460 Trust: 0% of the current net assets of the Portfolio.

31. Lifestyle Balanced 640 Trust: 0% of the current net assets of the Portfolio.

32.  Lifestyle Growth 820 Trust: 0% of the current net assets of the Portfolio.

33. Lifestyle Aggressive 1000 Trust: 0% of the current net assets of the Portfolio.

34.  Small Company Value Trust: 1.05% of the current assets of the Portfolio.

35. Small Company Blend Trust: 1.05% of the current net assets of the Portfolio.

36. U.S. Large Cap Value Trust: .875% of the current net assets of the Portfolio.

37.  Total Return Trust: .775% of the current net assets of the Portfolio.

38. International Value Trust: 1.00% of the current net assets of the Portfolio.

39.  Mid-Cap Stock Trust: .925% of the current net assets of the Portfolio.

40. Capital Growth Bond Trust: .650% of the current net assets of the Portfolio.

41.  Worldwide Growth Trust: 1.00% of the current net assets of the Portfolio.


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     The Percentage Fee for each Portfolio shall be paid daily to the Adviser.
The daily fee will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.



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                                   APPENDIX B

     The Expense Limit for each Portfolio for the purposes of paragraph 2.d.i(C) shall be .50% for each Portfolio except the following:

PORTFOLIO                                                               PERCENT

Global Equity Trust                                                     .75%

Global Bond Trust                                                       .75%
(formerly, the Global Government Bond Trust)

Overseas Trust                                                          .75%
(formerly, the International Growth and Income Trust)

International Small Cap Trust                                           .75%

International Stock Trust                                               .75%

Worldwide Growth Trust                                                  .75%

Pacific Rim Emerging Markets Trust                                      .75%

Equity Index Trust                                                      .15%

Lifestyle Conservative 280 Trust                                          0%

Lifestyle Moderate 460 Trust                                              0%

Lifestyle Balanced 640 Trust                                              0%

Lifestyle Growth 820 Trust                                                0%

Lifestyle Aggressive 1000 Trust                                           0%

International Value Trust                                               .75%



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